06/2000
               CODE OF ETHICS FOR PRINCIPAL MANAGEMENT CORPORATION

I.   Statement of Purpose and General Principles

     The purpose of this Code of Ethics (Code) is to prevent conflicts of interest which may exist, or appear to exist, when persons associated with Principal Management Corporation ("Principal Management") own or engage in transactions involving securities that are:
     1)   owned;
     2)   being purchased or sold; or
     3) being considered for purchase or sale by the Principal Mutual Funds ("Funds").

     Central to this Code are the following fiduciary principles:

     A.   The duty at all times to place the interests of customers first.

     B. The requirement that all personal security transactions be conducted consistent with this Code, and in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual's position of trust and responsibility.

     C. The fundamental standard that persons associated with Principal Management should not take inappropriate advantage of their positions.

II.  Definitions:

     A. SECURITY: Shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except it shall not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments including repurchase agreements and shares of open-end management investment companies (i.e. mutual funds).

     B. ACCESS PERSON: "Access person" means any (1) director or officer of Principal Management or (2) employee of Principal Management who in the regular course of his or her duties makes, participates in or obtains information regarding the purchase or sale of securities by the Funds or whose functions relate to the making of any recommendations with respect to such purchases and sales.

          Access Persons consist of the following sub-categories:

          (1)  Portfolio  Managers   (individuals   entrusted  with  the  direct
               responsibility   and  authority  to  make  investment   decisions
               affecting the Funds);

          (2) Investment Personnel (which include Portfolio Managers as well as portfolio strategists, analysts and traders); and

          (3) Other Access Persons (all persons who are not included in the sub-categories 1 or 2).

     C. PURCHASE OR SALE: A security is being considered for purchase or sale when a Portfolio Manager views the purchase or sale of a security for a Fund as probable. The phrase "purchase or sale of a security" includes the writing of an option to purchase or sell a security or the purchase of an option to purchase or sell a security.

     D. BENEFICIAL OWNERSHIP: "Beneficial ownership" shall be interpreted in the same manner as in determining whether a person is the beneficial owner of a security for purposes of section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. For example, the term "Beneficial Ownership" encompasses:

          (i)  in  addition  to  securities   in  a  person's  own   account(s),
               securities owned by members of the person's immediate family sharing the same household;

          (ii) a partner's proportionate interest in the portfolio securities held by a partnership (e.g. an investment club); and

          (iii)securities a person might acquire or dispose of through the exercise or conversion of any derivative security, whether presently exercisable or not.

     E. RESTRICTED LISTS: Two records known as the "Restricted Debt Securities List" and the "Restricted Equity Securities List" shall be maintained by the securities trading area. The Lists shall include the names of all securities the Funds:
          (1)  are currently buying or which the Funds expect to buy; and
          (2) currently hold, however any security an Index Fund is currently buying or which such Fund currently holds shall not be included on the Restricted Equity Securities List, unless some other Fund is currently buying or currently holds such security.

          The reference date for determining when the Funds "expect to buy" is the date on which a Portfolio Manager views the purchase of the security for a Fund as probable. Names of securities shall be removed from the Restricted List 15 days after a Fund has:
          (1)  ceased considering the security for purchase; or
          (2)  entirely liquidated its position in such security.

     F. THE FUNDS: The mutual funds for which Principal Management serves as investment advisor. In the case of a series Fund, "Fund" shall mean a series of the Fund.

III. Exempted Transactions. This Code shall not apply to:

     A.   Sales made pursuant to a general public tender offer.

     B. The acceptance of stock dividends resulting from securities already owned; the reinvestment of cash dividends resulting from securities already owned under a dividend reinvestment program (DRP) or the participation in an automatic investment plan for the purchase of securities already owned (Note: The initial purchase or establishment of an automatic investment plan must be precleared).

     C. Purchases effected upon the exercise of rights issued by a security's issuer pro rata to all holders of a class of securities, to the extent such rights are acquired directly from the issuer thereof, and sales of such rights.

     D. Purchase or sales of securities in response to the exercise of an option written by the Access Person.

     E. Exercising rights to exchange or convert securities but only when those rights have been acquired in accordance with the Code.

     F. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

     G. Purchases or sales which are non-volitional on the part of either the Access Person or one of the Funds.

IV.  Restricted and Prohibited Transactions

     A. No Investment Personnel may acquire, directly or indirectly, beneficial ownership in any security that is part of an initial public offering ("IPO"). Investment Personnel may, in special circumstances, seek permission to purchase securities in an IPO by submitting to one of the persons listed in Section X, A "Administration and Sanctions" a written request for approval of the purchase that includes a description of the special circumstances.

     B.   No  Investment   Personnel  may  acquire,   directly  or   indirectly,
          beneficial   ownership  in  any   security  in  a  private   placement
          transaction without prior approval.

          Investment Personnel who have acquired securities in a private placement transaction must disclose that investment when they play a part in any consideration by one of the Funds of an investment in the issuer of the privately placed security. In such circumstances a decision to purchase securities on behalf of one of the Funds must be subject to an independent review by Investment Personnel with no personal interest in the issuer.

     C. No Access Person may purchase or sell a security listed on a Restricted List, except as provided elsewhere in this Code. (See
          Section V. Preclearance).

          No Portfolio Manager may purchase or sell a security within 7 days before or after a Fund that he or she manages trades in that security.

     D. Investment Personnel may not profit directly or indirectly from the acquisition and disposition (or disposition and acquisition) of beneficial ownership of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades must be disgorged to a charitable organization determined by Principal Management.

Investment Personnel may request exceptions to this prohibition prior to realizing the profit. Such exceptions will be considered on a case-by-case basis, taking into consideration the facts and circumstances of each situation.

V.   Preclearance

     A.   Portfolio Managers (Refer also to Section IV. C.)

          Portfolio Managers may request permission to trade any security on the Restricted Debt Securities List. Portfolio Managers may also request permission to trade securities on the Restricted Equity Securities List. The maximum amount of shares that may be traded each calendar quarter is the greater of 500 shares or 1% of the daily average trading volume during the 90 days prior to the date the Portfolio Manager makes the request. However, Portfolio Managers may not trade any security within seven (7) days before or after a Fund the Portfolio Manager manages trades the security.

          Requests for approval may be made by contacting the person responsible for maintaining the Restricted Debt Securities List and the Restricted Equity Securities List.

          Personal security transaction approvals are valid for 24 hours after given. Portfolio Managers who desire an approval that is valid for a longer period may make such a request when seeking approval.

     B.   Access Persons Other Than Portfolio Managers

          Access Persons other than Portfolio Managers may request permission to trade any security on the Restricted Debt Securities List. Access
          Persons may also request permission to trade securities on the Restricted Equity Securities List. The maximum amount of shares that may be traded each calendar quarter is the greater of 500 shares or 1% of the daily average trading volume during the 90 days prior to the date the Access Person makes the request.

          Requests for approval may be made by contacting the person responsible for maintaining the Restricted Debt Securities List and the Restricted Equity Securities List.

          Personal security transaction approvals are valid for 24 hours after given. Access Persons who desire an approval that is valid for a longer period may make such a request when seeking approval.

VI.  Disclosure of Securities Ownership and Securities Transactions

     A. When recommending the purchase or sale of securities for one of the Funds in accordance with portfolio management procedures, Investment Personnel must disclose (I) any direct or indirect beneficial ownership in any security of the issuer whose securities are under consideration, (II) any position with such issuer or its affiliates, and (III) any present or proposed business relationship between such issuer or its affiliates.

     B. All Access Persons shall file a report with Principal Management listing all their personal securities transactions during the previous calendar quarter in any security (as defined in Section II, A.) in which such person has acquired or sold any direct or indirect beneficial ownership including transactions exempt from this Code under Section III. The report shall be made on a form provided by Principal Management within 10 days following the end of such calendar quarter. The report shall contain the following information:

          (1) The date of the transaction(s), the title, the interest rate and maturity date (if applicable) the number of shares and the principal amount of each security involved;
          (2)  The nature of the transaction(s) (e.g., purchase or sale);
          (3)  The price at which the transaction(s) was effected;
          (4) The name of the broker, dealer or bank with or through which the transaction was effected;
          (5)  The date the report is submitted by the Access Person;
          (6) The name and address of any broker, dealer or bank at which the Access Person established any account during the quarter in which securities (including direct obligations of the United States, bankers acceptances, bank certificates of deposit, commercial paper, short term debt instruments and mutual fund shares) were held for the direct or indirect benefit of the Access Person;
          (7)  The account number of any account  described in (6),  above;  and
          (8)  The date the Access Person established the account.

     C. Access Persons must direct brokerage and other firms with which they have securities accounts to furnish Principal Management on a timely basis duplicate copies of confirmations of all personal securities transactions.

     D. Access Persons must, within 10 days of their appointment as an Access Person, and thereafter on an annual basis as of December 31 of each year, furnish Principal Management a reportcontaining the following information:

          (1) The name, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership at the time the Access Person submitted the report;
          (2) The name and address of any broker, dealer or bank at which the Access Person maintained any account in which securities (including direct obligations of the United States, bankers acceptances, bank certificates of deposit, commercial paper, short term debt instruments and mutual fund shares) were held for the direct or indirect benefit of the Access Person as of the date the Access Person submitted the report;
          (3)  The account number of any account described in (2), above; and
          (4)  The date the Access Person submitted the report.

VII. Certification of Compliance

     All Access Persons will be required to certify annually that they have read and understand the Code and its applicability to them, and that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions as required by the Code.

VIII. Gifts

     Investment Personnel are prohibited from receiving any gift or other thing having a value of more than $100 in the aggregate in any calendar year from any person or entity that does business with or on behalf of the Funds.
     Gifts do not include occasional dinners, sporting event tickets or other entertainment that Investment Personnel attend with their host.

IX.  Service as a Corporate  Director
     Investment Personnel are prohibited from serving on the board of directors of a publicly traded company. However, prior authorization to serve may be obtained. Authorization is based on a determination that board service would be consistent with the interests of the Funds and their shareholders.

X.   Administration and Sanctions

     A. Responsibility for this Code is vested in the Chairman of the Board of Directors of Principal Management. (Administrative responsibility, including the responsibility to review Access Persons' initial and annual holdings reports and quarterly transaction reports, has been delegated to A. S. Filean and E. H. Gillum.) Requests for interpretation of the Code, or preclearance of purchases or sales that are not clearly addressed by this Code, should be directed in the following order to:

                        C. J. May;
                        B. L. Agnew;
                        J. B. Schustek;
                        E. H. Gillum;
                        A. S. Filean;
                        M. D. Roughton; and finally to
                        R. C. Eucher.

     B.   Upon  discovering a violation of this Code,  the Chairman of Principal
          Management   may  impose  such   sanctions  as  the   Chairman   deems
          appropriate.

     C. Annually, those individuals charged with the responsibility for carrying out this Code shall prepare a written report to the Boards of Directors of Principal Management and of the Funds that, at a minimum, will include:

          (1) A certification that Principal Management has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;;

          (2) Identification of material violations and sanctions imposed in response to those violations during the past year;

          (3) A description of issues that arose during the previous year under the Code; and

          (4) Recommendations, if any, as to changes in existing restrictions or procedures based on experience with this Code, evolving industry practices or developments in applicable laws or regulations.